FOR IMMEDIATE RELEASE                   CONTACT: Charles D. Christy
                                                 Chief Financial Officer
                                                 (810) 237-4200
                                                 Charlie.Christy@cbcf-net.com
                                        CONTACT: Ryan P. Mathews
                                                 VP Investor Relations
                                                 (810) 257-2489
                                                 Ryan.Mathews@cbcf-net.com
                                        TRADED:  NASDAQ
                                        SYMBOL:  CBCF
JANUARY 16, 2003


                          CITIZENS BANKING CORPORATION
                FOURTH QUARTER RESULTS AND DIVIDEND ANNOUNCEMENT

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of $21,525,000 or $0.48 per diluted share for the three months ended December 31, 2002, compared to net income of $25,742,000 or $0.56 per diluted share in the same quarter of 2001 and a loss of $45,929,000 or ($1.03) per share in the third quarter of 2002. The decline in net income for the quarter compared to the fourth quarter of 2001 was the result of an $8.8 million increase in the provision for loan losses and, to a lesser extent, a decrease in net interest income. Returns on average assets and average equity during the fourth quarter were 1.13% and 13.06%, respectively, compared with 1.33% and 14.42%, in the fourth quarter of 2001. "In light of the current economic climate and where we are with our restructuring initiatives, we're satisfied to earn $0.48 for this quarter while improving credit quality and increasing our loan loss reserve," commented William R. Hartman, chairman, president and CEO.

For the year ended December 31, 2002, Citizens recorded net income of $25,038,000 or $0.56 per diluted share compared to $104,657,000 or $2.25 per diluted share for 2001, a decrease of 76% and 75% respectively. The decline in net income for 2002 was largely the result of the previously announced actions taken in the third quarter of 2002 to restructure the company along its three major lines of business, improve its credit quality risk profile, improve client service and reduce future operating costs. The third quarter actions resulted in an $80 million incremental loan loss provision and restructuring and other charges of $23.2 million. In addition, full year net income was also impacted by a decline in net interest income due to a lower volume of earning assets, and lower gains from nonrecurring sales of assets. Returns on average assets and average equity for the year were 0.33% and 3.62%, respectively, compared with 1.32% and 14.90% for 2001.

KEY ACTIONS IN THE QUARTER:
* We continued our focus on credit quality. Non-performing assets decreased 11% from September 30, 2002 to $95.7 million. A portion of the $12 million reduction was attributable to the sale of $3.9 million of nonperforming residential mortgages.

* We increased the allowance for loan losses to 2.02% at year end 2002 from 1.89% at the end of September 2002.

* In November, we implemented our new credit approval process, which will strengthen credit quality, simplify credit approval, and provide an early warning system for deteriorating loans.

* We appointed Senior Credit Officers in each major market linking both market and credit approval, and continued to see positive results from our new automated credit approval process.

* We completed our goal of re-instituting the branch manager structure within our consumer banking division.

* We continued to strengthen our management team with the addition of a regional president in our Southeast Michigan market, a new chief credit officer and a new head of branch delivery.

* We executed several expense reduction measures including an ATM redeployment plan and began the first phase of our image capture project. Both projects are expected to produce operational cost savings beginning in 2003.

BALANCE SHEET
Citizens' total assets at December 31, 2002 were $7.522 billion, a decrease of $91.8 million or 1.2% from September 30, 2002 and a decrease of $156.8 million or 2.0% from December 31, 2001. Loans declined $91.5 million or 1.7% and $339.4 million or 5.9% from September 30, 2002 and December 31, 2001, respectively. The primary cause of these decreases is Citizens' continued sale of most of its current mortgage loan production into the secondary market due to the low interest rate environment. Mortgage loans declined $46.1 million or 6.9% from September 30, 2002 and $275.6 million or 30.7% from December 31, 2001. Citizens securitized $14.2 million of fixed rate mortgage loan production and $50.8 million in fixed and adjustable rate mortgage portfolio loans in the third quarter and securitized $63.5 million in seasoned adjustable rate mortgage loans during the second quarter. These previously disclosed actions contributed to the year over year decline in mortgage loan balances. Citizens is currently holding the loans securitized in the third quarter in its investment portfolio.

Commercial loan balances decreased $20.3 million or 0.6% from September 30, 2002 and $87.7 million or 2.6% from December 31, 2001. The decrease in commercial loans occurred primarily within the Wisconsin market as Citizens tightened credit standards and de-emphasized certain types of commercial real estate lending. Commercial loans in the Michigan market grew over the past year, but at a slower pace due to a still-sagging manufacturing sector. Home equity loans continued to show strong growth with an increase of $22.3 million or 4.2% from September 30, 2002 and $101.5 million or 22.5% from December 31, 2001. Indirect and other direct consumer loans, primarily auto, decreased $47.4 million or 4.7% from September 30, 2002 primarily due to seasonal indirect loan production. Indirect and other direct loans decreased $77.6 million or 7.5% from December 31, 2001 as a result of increased competition from captive finance subsidiaries of auto manufacturers and from other indirect lenders.

Core deposit growth remains strong with an increase in interest bearing checking deposits of $142.4 million or 12.2% from September 30, 2002 and $312 million or 31.4% from December 31, 2001. Total deposits have remained relatively flat from December 31, 2001 as growth in core deposits was offset by a decline in brokered and large denomination time deposits as part of Citizens' continued strategy to reduce higher cost funding.

"Implementation of the branch manager concept in our retail delivery network began in November. We have received positive feedback from clients and expect improved results as this new structure matures," stated Hartman.

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin increased to 4.49% in the fourth quarter of 2002 compared to 4.40% in the third quarter of 2002. The increase in net interest margin is primarily attributable to the prepayment of $75 million of high cost Federal Home Loan Bank advances at the end of the third quarter and additional amortization of premium on mortgage-related obligations within Citizens' investment portfolio during the third quarter. Lower rates on interest bearing deposits were offset by lower yields on loans, particularly commercial and consumer home equity loans. These loan yields were impacted by the decrease in the prime lending rate in response to the 50 basis point reduction in the federal funds rate by the Federal Reserve in November 2002. Net interest income during the quarter increased $1.1 million or 1.4% from the third quarter 2002 due to the improved net interest margin, but declined $1.4 million from the fourth quarter of 2001 due to the lower volume of earning assets.

The Federal Reserve's action to reduce market interest rates during the fourth quarter coupled with Citizens' asset-sensitive interest rate risk position, may negatively impact Citizens' net interest margin by approximately five to ten basis points in future periods. A lower net interest margin in conjunction with fewer days in the first quarter 2003 will negatively affect Citizens' net interest income.

The net interest margin for the twelve months ending December 31, 2002 was 4.45%, an increase of thirteen basis points compared to the prior year. The improvement resulted from significantly lower funding costs as interest-bearing liabilities declined 151 basis points to 2.73%. Despite the improvement in net interest margin, net interest income declined $6.2 million to $301.8 million during the year, primarily due to a lower level of earning assets.

NONINTEREST INCOME
Noninterest income for the three months ended December 31, 2002 totaled $26.7 million, an increase of $0.7 million, or 2.6%, from the same period in 2001. Net gains on the sale of four branch properties, higher mortgage income and increased brokerage and investment fees were partially offset by lower bankcard and trust fees. In comparison to the third quarter 2002, noninterest income increased 35.3% primarily due to higher mortgage income, a net gain from the previously mentioned branch property sales and $1.6 million in other one-time charges incurred in the third quarter.

Mortgage and other loan income increased 86.5% or $3.3 million during the fourth quarter of 2002 compared to the same quarter in 2001 due primarily to higher gains on the sale of mortgage loans and the related servicing. A considerable increase in mortgage refinancing activity, spurred by low mortgage interest rates, helped push total mortgage originations to $467.0 million in the fourth quarter, up $110.6 million or 31.0% compared to the fourth quarter of 2001. The majority of the new mortgage loan production was sold in the secondary market resulting in gains on the sale of such loans and their related servicing. Brokerage and investment fees were up 11.6% or $0.3 million compared to the fourth quarter of 2001, as successful retail efforts and the low rate environment increased demand for fixed annuities. Bankcard fees declined 71.7% or $2.0 million over the same period in 2001 as a result of the sale of the merchant services business during the second quarter of 2002. Trust fees in the fourth quarter of 2002 decreased 9.1% or $0.5 million from the same period in 2001. These fees, which are significantly influenced by the market value of assets under administration, continue to be adversely affected by the current market environment. Total trust assets under administration were $2.555 billion at December 31, 2002, a decrease of $607 million from December 31, 2001, but an increase of $71.4 million from September 30, 2002. Other noninterest income increased primarily due to net gains of $0.7 million from the sale of four branch properties in the fourth quarter of 2002.

Noninterest income for the twelve months ending December 31, 2002 was $101.8 million compared to $117.5 million in 2001, a decline of $15.7 million. Higher gains from sale of assets and investment securities in 2001 over 2002 of $12.8 million, as well as other charges of $1.6 million in 2002, accounted for $14.4 million of this decline. Mortgage and other loan income increased $3.7 million or 28.0% due primarily to higher gains on sale of mortgage loans and related servicing, which increased $3.0 million compared to 2001. Higher retail sales of annuities drove brokerage and investment fees up $1.3 million or 16.5% compared to 2001. Bankcard fees declined $5.7 million or 47.9% compared to 2001 as a result of the sale of the merchant services business during the second quarter of 2002 and the sale of the Michigan credit card portfolio in the second quarter of 2001. Trust fees in 2002 were down $2.1 million or 9.9% from the prior year due to a decline in the market value of trust assets under administration, primarily from weak equity markets. Service charges on deposit accounts decreased $1.3 million or 4.7% due to a decline in overdraft fees. Other noninterest income increased due primarily to the sale of four branch properties in the fourth quarter of 2002 and an increase in life insurance income due, in part, to Citizens' purchase of bank owned life insurance in the third quarter of 2002.

NONINTEREST EXPENSE
Noninterest expense for the quarter ended December 31, 2002 was $57.1 million, down 5.7% from $60.6 million in the fourth quarter of 2001. The decrease was due primarily to lower bankcard expense, a decrease in intangible asset amortization, and a reduction in discretionary advertising costs, partially offset by an increase in professional services. Bankcard expense declined $2.0 million or 95.7% due to the 2001 sale of the merchant services business. Intangible asset amortization declined $1.8 million or 71.3% from the same period in 2001 due primarily to adoption on January 1, 2002 of SFAS No. 142 that eliminated amortization of goodwill. Discretionary advertising and public relations costs decreased $0.8 million from the same quarter last year. Professional services for the quarter increased $1.9 million or 57.7% over the fourth quarter of 2001 as a result of higher legal costs related to loan collection efforts, consulting fees to banking industry experts assisting in restructuring efforts and the transition to the new lines of business and recruiting fees.

For the twelve months ending December 31, 2002, total noninterest expense increased $8.2 million or 3.3% from 2001. Excluding the special charge of $13.4 million and $7.1 million of other charges recorded in the third quarter, total noninterest expenses decreased $12.3 million or 4.9% compared to 2001. Intangible asset amortization decreased $7.2 million or 71.3% from 2001. Bankcard expenses declined $5.4 million or 58.3% and data processing service fees were down $0.5 million or 3.5% compared to the twelve-month period ending December 31, 2001. Professional services increased $2.5 million or 20.5% for the year, due primarily to the costs associated with engagement of banking industry consultants assisting in the restructuring and the line of business focus. As a result, Citizens anticipates future improvement in customer service levels, lower noninterest expenses, increased revenue generation capacity, improved credit quality and enhanced risk management techniques. However, in the near term the restructuring has resulted in higher noninterest expenses as actions were taken to implement these improvements. Salaries and employee benefits were essentially flat compared to the same period in 2001 as lower salary costs due to the restructuring initiatives begun in third quarter of 2002 were offset by higher pension and medical expenses.

CREDIT QUALITY
Nonperforming assets totaled $95.7 million or 1.27% of assets, at December 31, 2002, representing a decrease of $12.3 million or 11.4% from third quarter 2002 levels. The reduction in nonperforming assets was the result of increased efforts to address commercial nonperforming assets in all markets and the sale of approximately $3.9 million of nonperforming residential mortgage assets from the F&M banks. The allowance for loan losses increased to $109.5 million or 2.02% of loans, from $104.2 million or 1.89% of loans at September 30, 2002. Net loans charged off during the quarter were $11.0 million, or 0.80% of average loans (annualized), compared with $65.5 million in the third quarter of 2002 and $8.3 million in the fourth quarter of 2001. One large loan loss comprised $8.5 million of the $11.0 million net charge-offs for the quarter. Net loans charged off for the year ended December 31, 2002 were $91.0 million or 1.64% of average loans compared to $25.9 million or 0.43% of average loans for the year ended December 31, 2001. "We have shown positive improvement in credit quality from last quarter and have a strong focus on continued improvement in 2003 as we experience the benefits of our credit administration efforts," Hartman remarked.

Consumer loan credit quality remained relatively stable for both the quarter and the year, with net direct and indirect installment loan charge-offs of $2.9 million or 0.75% for the quarter and $11.4 million or 0.76% of outstandings for the full year. Residential mortgage charge-offs aggregated $2.0 million for the full year, driven largely by the discount taken during the quarter on the previously mentioned loan sale. Improving the credit quality of the commercial portfolio continues as the primary asset quality focus. Commercial loan gross charge-offs were $10.4 million in the fourth quarter, down from $63.1 million in the quarter ended September 30, 2002.

DIVIDEND ANNOUNCEMENT
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on February 5, 2003, to shareholders of record on January 24, 2003.

EARNINGS OUTLOOK
Citizens is anticipating annual earnings per share for 2003 of $2.02 to $2.08. Additionally, Citizens anticipates that restructuring initiatives announced and implemented in the third and fourth quarters of 2002 will continue, resulting in temporarily higher noninterest expense during the first half of 2003. These restructuring efforts, as well as normal seasonal differences in quarterly performance, should result in a 2003 first quarter earnings per share of $0.42 to $0.46. For 2004 the Company expects earnings per share growth of 7% to 10% compared to 2003.

BOARD OF DIRECTORS
As previously announced, Robert J. Vitito's retirement, as chairman of Citizens' board of directors becomes effective today. Effective immediately, William R. Hartman will succeed Vitito as chairman of the board. Vitito has held the position of chairman since 1999. He also served in several executive management positions since joining Second National Bank of Saginaw, a predecessor of Citizens Bank in 1967. He became president of the Saginaw bank in 1986, was appointed president and chief administrative officer of Citizens in 1994 and became CEO in 1996.

OTHER NEWS
Citizens announced in early November that Thomas C. Shafer had been named to the newly created position of regional president for the Southeast Michigan region. This announcement underscores the importance the company is placing on its Oakland County market area, which is one of the top performing economies in the nation. Citizens operates ten branches and five financial centers in southeast Michigan.

On November 12, 2002, John D. Schwab was appointed to the position of chief credit officer and executive vice president. Schwab has over 30 years experience in banking, including several different positions with National Bank of Detroit
(NBD) and its successor banks, First Chicago NBD and Bank One. Most recently, he was a senior credit officer for Bank One managing the credit approval and quality processes for that bank's middle market commercial loan portfolios.

Logan Pichel was named senior vice president and head of branch delivery on November 25, 2002. He is responsible for the Corporation's retail network of 171 branch offices, ATM network, call center and policy and procedure department. Previously, Pichel was administrative vice president for one of M&T Bank's retail branch networks, responsible for managing 107 branch offices. Additionally he was responsible for the consumer direct mortgage operations for M&T Mortgage Company, a subsidiary of M&T Bank.

During the fourth quarter of 2002, Citizens repurchased a total of 936,200 shares of its stock at an average price of $25.40. For the year, Citizens repurchased 1,746,900 shares at an average price of $28.79. As of December 31, 2002, 1,065,400 shares remain to be purchased under the October 2001 program.

CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 188 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact (including statements in the "Earnings Outlook" and statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Company's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in the Company's loan and lease portfolios and the resulting credit risk-related losses and expenses, the Company's future lending and collections experience and the potential inadequacy of our loan loss reserves, interest rate fluctuations and other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, the Company's potential failure to maintain or improve loan quality levels and origination volume, the Company's potential inability to continue to attract core deposits, the potential lack of market acceptance of the Company's products and services, adverse changes in the Company's relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, the Company's potential inability to integrate acquired operations or complete our restructuring, the effects of terrorist attacks and potential attacks, the Company's success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect Citizens' results of operations. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####
                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com

CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                              DECEMBER 31,        December 31,
(in thousands)                                                                   2002                2001(1)
---------------------------------------------------------------------------------------------------------------
ASSETS
      Cash and due from banks                                                 $   171,864         $    224,416
      Money market investments:
        Federal funds sold                                                         69,000                  891
        Interest-bearing deposits with banks                                        2,332                3,455
                                                                              -----------         ------------
          Total money market investments                                           71,332                4,346
      Securities available-for-sale:
        Taxable                                                                 1,021,668              864,516
        Nontaxable                                                                435,613              433,180
                                                                              -----------         ------------
          Total securities                                                      1,457,281            1,297,696
      Mortgage loans held for sale                                                160,743              150,443
      Loans                                                                     5,432,561            5,771,963
        Less: Allowance for loan losses                                          (109,467)             (80,299)
                                                                              -----------         ------------
          Net loans                                                             5,323,094            5,691,664
      Premises and equipment                                                      117,704              128,805
      Goodwill                                                                     54,785               54,785
      Other intangible assets                                                      19,862               26,191
      Other assets                                                                145,369              100,529
                                                                              -----------         ------------
          TOTAL ASSETS                                                        $ 7,522,034         $  7,678,875
                                                                              ===========         ============
LIABILITIES AND SHAREHOLDERS' EQUITY
      Noninterest-bearing deposits                                            $   900,674         $    903,900
      Interest-bearing deposits                                                 5,036,239            5,061,226
                                                                              -----------         ------------
          Total deposits                                                        5,936,913            5,965,126
      Federal funds purchased and securities sold
        under agreements to repurchase                                            223,289              233,077
      Other short-term borrowings                                                  79,062               81,353
      Other liabilities                                                            32,988               72,756
      Long-term debt                                                              599,313              629,099
                                                                              -----------         ------------
          Total liabilities                                                     6,871,565            6,981,411
SHAREHOLDERS' EQUITY
      Preferred stock - no par value:
      Common  stock - no par value:                                               112,253              155,720
      Retained earnings                                                           495,570              521,191
      Other accumulated comprehensive net income                                   42,646               20,553
                                                                              -----------         ------------
          Total shareholders' equity                                              650,469              697,464
                                                                              -----------         ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $ 7,522,034         $  7,678,875
                                                                              ===========         ============



(1) Certain amounts have been reclassified to conform with current year presentation.

CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                           Three Months Ended            Twelve Months Ended
                                                                               December 31,                   December 31,
(in thousands, except per share amounts)                                  2002          2001(1)          2002           2001(1)
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                            $ 92,900       $110,823        $385,812        $492,437
  Interest and dividends on investment securities:
    Taxable                                                               14,326         12,723          55,447          57,633
    Nontaxable                                                             5,263          5,477          21,301          21,715
  Money market investments                                                    69            312             824           1,774
                                                                        --------       --------        --------        --------
      Total interest income                                              112,558        129,335         463,384         573,559
                                                                        --------       --------        --------        --------
INTEREST EXPENSE
  Deposits                                                                28,689         40,615         127,849         204,929
  Short-term borrowings                                                    1,157          2,637           4,033          27,458
  Long-term debt                                                           6,480          8,407          29,720          33,191
                                                                        --------       --------        --------        --------
      Total interest expense                                              36,326         51,659         161,602         265,578
                                                                        --------       --------        --------        --------
NET INTEREST INCOME                                                       76,232         77,676         301,782         307,981
Provision for loan losses                                                 16,300          7,496         120,200          26,407
                                                                        --------       --------        --------        --------
      Net interest income after provision for loan losses                 59,932         70,180         181,582         281,574
                                                                        --------       --------        --------        --------
NONINTEREST INCOME
  Service charges on deposit accounts                                      6,689          6,929          26,456          27,773
  Trust fees                                                               4,696          5,168          18,956          21,028
  Mortgage and other loan income                                           7,020          3,764          16,845          13,159
  Brokerage and investment fees                                            2,482          2,224           9,502           8,157
  Bankcard fees                                                              783          2,767           6,142          11,799
  Investment securities gains                                                 12            423           2,436           6,195
  Gain on sale of assets                                                     ---            793           5,400          14,433
  Other                                                                    5,019          3,954          16,039          14,937
                                                                        --------       --------        --------        --------
      Total noninterest income                                            26,701         26,022         101,776         117,481
                                                                        --------       --------        --------        --------
NONINTEREST EXPENSE
  Salaries and employee benefits                                          30,585         30,930         126,847         126,278
  Equipment                                                                4,888          4,631          19,869          19,317
  Occupancy                                                                4,349          4,159          17,855          17,713
  Professional services                                                    5,077          3,219          14,790          12,277
  Data processing services                                                 3,200          3,142          12,641          13,101
  Intangible asset amortization                                              725          2,525           2,899          10,115
  Bankcard expense                                                            92          2,130           3,879           9,308
  Special charge                                                            (405)           ---          13,402             ---
  Other                                                                    8,615          9,850          47,201          43,074
                                                                        --------       --------        --------        --------
      Total noninterest expense                                           57,126         60,586         259,383         251,183
                                                                        --------       --------        --------        --------
INCOME BEFORE INCOME TAXES                                                29,507         35,616          23,975         147,872
Income tax provision (benefit)                                             7,982          9,874          (1,063)         43,215
                                                                        --------       --------        --------        --------
NET INCOME                                                              $ 21,525       $ 25,742        $ 25,038        $104,657
                                                                        ========       ========        ========        ========
NET INCOME PER SHARE:
  Basic                                                                 $   0.49       $   0.57        $   0.56        $   2.27
  Diluted                                                                   0.48           0.56            0.56            2.25
AVERAGE SHARES OUTSTANDING:
  Basic                                                                   44,178         45,388          44,657          46,085
  Diluted                                                                 44,425         45,970          45,077          46,590



(1) Certain amounts have been reclassified to conform with current year presentation.

SELECTED QUARTERLY INFORMATION
Citizens Banking Corporation and Subsidiaries

                                                         4TH QTR 2002   3RD QTR 2002   2ND QTR 2002    1ST QTR 2002   4TH QTR 2001
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income (1)                                        $112,558       $ 115,558      $ 116,993       $ 118,275      $ 129,335
Interest expense                                             36,326          40,376         41,584          43,316         51,659
Net interest income                                          76,232          75,182         75,409          74,959         77,676
Provision for loan losses                                    16,300          89,250          9,400           5,250          7,496
Net interest income (loss) after provision for
  loan losses                                                59,932         (14,068)        66,009          69,709         70,180
Noninterest income before securities gains (1)               26,689          19,689         28,238          24,724         25,599
Investment securities gains                                      12              45          2,377               2            423
Noninterest expense before special charge (1)                57,531          65,738         61,521          61,191         60,586
Special charge                                                 (405)         13,807            ---             ---            ---
Income tax provision (benefit)                                7,982         (27,950)         9,764           9,141          9,874
Net income (loss)                                            21,525         (45,929)        25,339          24,103         25,742

-----------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                               $  7,522       $   7,614      $   7,547       $   7,482      $   7,679
Total earning assets                                          7,122           7,149          7,160           7,102          7,224
Total loans                                                   5,433           5,524          5,567           5,613          5,772
Total deposits                                                5,937           5,904          5,866           5,861          5,965
Total shareholders' equity                                      650             668            715             700            697

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                               $  7,564       $   7,616      $   7,533       $   7,565      $   7,701
Total earning assets                                          7,141           7,194          7,150           7,157          7,287
Total loans                                                   5,470           5,577          5,536           5,623          5,786
Total deposits                                                5,922           5,951          5,900           5,924          5,930
Total shareholders' equity                                      654             711            702             701            708
Shareholders' equity / assets                                  8.65 %          9.34 %         9.32 %          9.27 %         9.19 %

-----------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                           $ 86,717       $  98,732      $  77,624       $  67,998      $  68,793
Loans 90 or more days past due and still accruing               860           1,260          1,207           3,176          4,168
Restructured loans                                              ---             ---            336             336            337
                                                           --------       ---------      ---------       ---------      ---------

      Total nonperforming loans                              87,577          99,992         79,167          71,510         73,298
Other repossessed assets acquired (ORAA)                      8,094           8,025          8,621           8,600          5,947
                                                           --------       ---------      ---------       ---------      ---------

      Total nonperforming assets                           $ 95,671       $ 108,017      $  87,788       $  80,110      $  79,245
                                                           ========       =========      =========       =========      =========


Allowance for loan losses                                  $109,467       $ 104,158      $  80,447       $  80,425      $  80,299
Allowance for loan losses ratio                                2.02 %          1.89 %         1.45 %          1.43 %         1.39 %
Allowance for loan losses as a percent of
  nonperforming assets                                       114.42           96.43          91.64          100.39         101.33
Allowance for loan losses as a percent of
  nonperforming loans                                        125.00          104.17         101.62          112.47         109.55
Nonperforming assets as a percent of loans plus ORAA           1.76            1.95           1.57            1.43           1.37
Nonperforming assets as a percent of total assets              1.27            1.42           1.16            1.07           1.03
Net loans charged off as a percent of average loans
  (annualized)                                                 0.80            4.70           0.68            0.37           0.57
Net loans charged off (000)                                $ 10,991       $  65,539      $   9,378       $   5,124      $   8,312

-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                $   0.49       $   (1.03)     $    0.57       $    0.53      $    0.57
      Diluted                                                  0.48           (1.03)          0.56            0.53           0.56
Dividends                                                     0.285           0.285          0.285           0.275          0.275
Market Value:
      High                                                 $  26.46       $   29.43      $   33.88       $   33.20      $   34.02
      Low                                                     21.25           23.35          27.82           30.67          27.70
      Close                                                   24.78           24.17          28.98           32.47          32.88
Book value                                                    14.88           14.97          16.02           15.55          15.46
Shares outstanding, end of period (000)                      43,702          44,631         44,624          45,028         45,098

-----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                                      4.49 %          4.40 %         4.45 %          4.45 %         4.48 %
Return on average assets                                       1.13           (2.39)          1.35            1.29           1.33
Return on average shareholders' equity                        13.06          (25.63)         14.48           13.94          14.42
Efficiency ratio (2)                                          54.00           58.64          60.40           59.22          57.06


(1) Third quarter amounts for 2002 include other charges as follows: $701,000 in interest income, $1,587,000 in noninterest income, and $7,068,000 in noninterest expense.
(2) Excludes nonrecurring gains, special and other charges.

FINANCIAL SUMMARY AND COMPARISON
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                                     DECEMBER 31,
                                                                               2002                2001               % CHANGE
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income (1)                                                         $ 463,384           $ 573,559                (19.2)%
Interest expense                                                              161,602             265,578                (39.2)
Net interest income                                                           301,782             307,981                 (2.0)
Provision for loan losses                                                     120,200              26,407                355.2
Net interest income after provision for loan losses                           181,582             281,574                (35.5)
Noninterest income before securities gains (1)                                 99,340             111,286                (10.7)
Investment securities gains                                                     2,436               6,195                (60.7)
Noninterest expense before special charge (1)                                 245,981             251,183                 (2.1)
Special charge                                                                 13,402                 ---                  ---
Income tax provision (benefit)                                                 (1,063)             43,215               (102.5)
Net income                                                                     25,038             104,657                (76.1)

------------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                                                $   7,522           $   7,679                 (2.0)%
Total earning assets                                                            7,122               7,224                 (1.4)
Total loans                                                                     5,433               5,772                 (5.9)
Total deposits                                                                  5,937               5,965                 (0.5)
Total shareholders' equity                                                        650                 697                 (6.7)

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                                                $   7,569           $   7,936                 (4.6)%
Total earning assets                                                            7,161               7,510                 (4.6)
Total loans                                                                     5,551               6,009                 (7.6)
Total deposits                                                                  5,924               6,008                 (1.4)
Total shareholders' equity                                                        692                 702                 (1.4)
Shareholders' equity / assets                                                    9.14 %              8.85 %                3.3

------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income:
      Basic                                                                 $    0.56           $    2.27                (75.5)%
      Diluted                                                                    0.56                2.25                (74.9)
Dividends                                                                       1.130               1.085                  4.1

Market Value:
      High                                                                  $   33.88           $   34.02                 (0.4)
      Low                                                                       21.25               23.69                (10.3)
      Close                                                                     24.78               32.88                (24.6)
Book value                                                                      14.88               15.46                 (3.7)
Tangible book value per share                                                   13.18               13.67                 (3.6)
Shares outstanding, end of period (000)                                        43,702              45,098                 (3.1)

------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS  (ANNUALIZED)
Net interest margin (FTE) (2)                                                    4.45 %              4.32 %                3.0 %
Return on average assets                                                         0.33                1.32                (75.0)
Return on average shareholders' equity                                           3.62               14.90                (75.7)
Net loans charged off as a percent of average loans                              1.64                0.43                281.4

------------------------------------------------------------------------------------------------------------------------------------


(1) Amounts for 2002 include other charges as follows: $701,000 in interest income, $1,587,000 in noninterest income, and $7,068,000 in noninterest expense.
(2) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income of $14,470,000 and $14,835,000 for the twelve months ended December 31, 2002 and 2001, respectively, based on a tax rate of 35%.

NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                                       Quarter Ended
                                                               ----------------------------------------------------------------
                                                                Dec 31       Sept 30        Jun 30        Mar 31        Dec 31
(in thousands)                                                   2002         2002           2002          2002          2001
-------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts                            $  6,689     $  6,620       $  6,515      $  6,632      $  6,929
Trust fees                                                        4,696        4,372          5,030         4,858         5,168
Mortgage and other loan income                                    7,020        2,928          2,872         4,025         3,764
Brokerage and investment fees                                     2,482        2,337          2,633         2,050         2,224
Bankcard fees                                                       783          672          1,929         2,758         2,767
Other                                                             5,019        4,347          3,859         4,401         3,954
                                                               --------     --------       --------      --------      --------
      Total fees and other income                                26,689       21,276         22,838        24,724        24,806
Investment securities gains (losses)                                 12           45            (59)            2           423
                                                               --------     --------       --------      --------      --------
      Total before nonrecurring gains and other charges          26,701       21,321         22,779        24,726        25,229
                                                               --------     --------       --------      --------      --------
Nonrecurring gains:
  Gain on sale of bank                                              ---          ---            ---           ---           793
  Gain on sale of merchant business                                 ---          ---          5,400           ---           ---
  Gain on securitized mortgages                                     ---          ---          2,436           ---           ---
Other charges:
  Equity investment write-down                                      ---         (662)           ---           ---           ---
  Cash surrender value adjustment                                   ---         (650)           ---           ---           ---
  Other losses                                                      ---         (275)           ---           ---           ---
                                                               --------     --------       --------      --------      --------
      Total nonrecurring gains and other charges                    ---       (1,587)         7,836           ---           793
                                                               --------     --------       --------      --------      --------
      TOTAL NONINTEREST INCOME                                 $ 26,701     $ 19,734       $ 30,615      $ 24,726      $ 26,022
                                                               ========     ========       ========      ========      ========

NONINTEREST EXPENSE:
Salaries and employee benefits                                 $ 30,585     $ 32,218       $ 31,844      $ 32,200      $ 30,930
Equipment                                                         4,888        4,761          4,956         4,858         4,631
Occupancy                                                         4,349        4,307          4,584         4,615         4,159
Professional services                                             5,077        3,524          3,354         2,835         3,219
Data processing services                                          3,200        3,066          3,250         3,125         3,142
Intangible asset amortization                                       725          725            724           725         2,525
Bankcard expense                                                     92          134          1,571         2,082         2,130
Other                                                             8,615        9,935         11,238        10,751         9,850
                                                               --------     --------       --------      --------      --------
      Total before special and other charges                     57,531       58,670         61,521        61,191        60,586
                                                               --------     --------       --------      --------      --------
Special charge                                                     (405)      13,807            ---           ---           ---
Other charges:
  Prepayment penalty on debt                                        ---        3,300            ---           ---           ---
  Contribution to charitable trust                                  ---        2,000            ---           ---           ---
  O.R.E. valuation adjustment                                       ---          979            ---           ---           ---
  Additional depreciation on equipment                              ---          406            ---           ---           ---
  Other losses                                                      ---          383            ---           ---           ---
                                                               --------     --------       --------      --------      --------
      Total special and other charges                              (405)      20,875            ---           ---           ---
                                                               --------     --------       --------      --------      --------
      TOTAL NONINTEREST EXPENSE                                $ 57,126     $ 79,545       $ 61,521      $ 61,191      $ 60,586
                                                               ========     ========       ========      ========      ========


AVERAGE BALANCES, YIELDS AND RATES

                                                                                        THREE MONTHS ENDED
                                                     -------------------------------------------------------------------------------
                                                           12/31/02                    09/30/02                    12/31/01
                                                     -------------------------------------------------------------------------------
                                                       AVERAGE      AVERAGE       AVERAGE     AVERAGE          AVERAGE     AVERAGE
(in thousands)                                         BALANCE      RATE (1)       BALANCE    RATE (1)         BALANCE     RATE (1)
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                           $    20,977      1.29 %    $    41,538      1.55 %      $    52,114      2.35 %
  Investment securities(2):
    Taxable                                              998,895      5.74        1,009,300      5.61            839,488      6.06
    Tax-exempt                                           411,981      7.86          416,550      7.86            424,402      7.94
  Mortgage loans held for sale                           175,952      6.56           82,804      8.29            133,150      7.97
  Loans:
    Commercial                                         3,307,039      6.08        3,376,664      6.20          3,363,455      7.15
    Real estate                                          636,805      6.77          681,658      7.03            911,792      7.12
    Direct consumer                                      855,908      7.35          848,198      7.63            818,361      8.34
    Indirect consumer                                    669,897      7.97          670,960      8.18            692,355      8.51
                                                     -----------                -----------                  -----------
      Total earning assets                             7,077,454      6.53        7,127,672      6.65          7,235,117      7.31

NONEARNING ASSETS
  Cash and due from banks                                181,858                    182,153                      201,848
  Investment security fair value adjustment               64,028                     65,960                       52,238
  Other nonearning assets                                347,451                    321,965                      293,034
  Allowance for loan losses                             (106,720)                   (82,244)                     (80,938)
                                                     -----------                -----------                  -----------
      Total assets                                   $ 7,564,071                $ 7,615,506                  $ 7,701,299
                                                     ===========                ===========                  ===========
INTEREST-BEARING LIABILITIES
  Deposits:
    Demand deposits                                  $ 1,253,900      1.46      $ 1,151,589      1.64        $   929,179      1.75
    Savings deposits                                   1,360,296      0.99        1,374,149      1.19          1,395,095      1.49
    Time deposits                                      2,422,243      3.39        2,539,356      3.57          2,729,388      4.55
  Short-term borrowings                                  309,203      1.48          249,531      1.60            325,218      3.22
  Long-term debt                                         610,717      4.21          615,124      4.93            640,379      5.21
                                                     -----------                -----------                  -----------
      Total interest-bearing liabilities               5,956,359      2.42        5,929,749      2.70          6,019,259      3.41

NONINTEREST-BEARING LIABILITIES AND
  SHAREHOLDERS' EQUITY
  Demand deposits                                        885,903                    886,387                      876,690
  Other liabilities                                       67,674                     88,392                       97,488
  Shareholders' equity                                   654,135                    710,978                      707,862
                                                     -----------                -----------                  -----------
      Total liabilities and shareholders' equity     $ 7,564,071                $ 7,615,506                  $ 7,701,299
                                                     ===========                ===========                  ===========

NET INTEREST SPREAD                                                   4.11 %                     3.95 %                       3.90 %
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                    4.49 %                     4.40 %                       4.48 %

                                                                      TWELVE MONTHS ENDED
                                                     -------------------------------------------------------
                                                        12/31/02                    12/31/01
                                                     -------------------------------------------------------
                                                       AVERAGE     AVERAGE        AVERAGE     AVERAGE
(in thousands)                                         BALANCE     RATE (1)       BALANCE     RATE (1)
------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                           $    50,599      1.61 %    $    46,887      3.75 %
  Investment securities(2):
    Taxable                                              963,574      5.75          896,139      6.43
    Tax-exempt                                           416,563      7.87          419,170      7.97
  Mortgage loans held for sale                           126,218      7.27          100,313      8.97
  Loans:
    Commercial                                         3,343,273      6.31        3,440,761      7.93
    Real estate                                          706,466      7.04        1,032,838      7.57
    Direct consumer                                      838,067      7.73          836,179      9.08
    Indirect consumer                                    663,200      8.18          699,020      8.71
                                                     -----------                -----------
      Total earning assets                             7,107,960      6.72        7,471,307      7.87

NONEARNING ASSETS
  Cash and due from banks                                180,993                    201,755
  Investment security fair value adjustment               52,636                     39,025
  Other nonearning assets                                315,344                    304,924
  Allowance for loan losses                              (87,592)                   (81,168)
                                                     -----------                -----------
      Total assets                                   $ 7,569,341                $ 7,935,843
                                                     ===========                ===========

INTEREST-BEARING LIABILITIES
  Deposits:
    Demand deposits                                  $ 1,147,960      1.57      $   744,805      1.88
    Savings deposits                                   1,363,528      1.14        1,474,481      2.36
    Time deposits                                      2,543,255      3.71        2,907,642      5.37
  Short-term borrowings                                  251,315      1.60          538,673      5.09
  Long-term debt                                         620,913      4.79          596,380      5.57
                                                     -----------                -----------
      Total interest-bearing liabilities               5,926,971      2.73        6,261,981      4.24

NONINTEREST-BEARING LIABILITIES AND
  SHAREHOLDERS' EQUITY
  Demand deposits                                        869,699                    881,168
  Other liabilities                                       80,837                     90,313
  Shareholders' equity                                   691,834                    702,381
                                                     -----------                -----------
      Total liabilities and shareholders' equity     $ 7,569,341                $ 7,935,843
                                                     ===========                ===========

NET INTEREST SPREAD                                                   3.99 %                     3.63 %
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                    4.45 %                     4.32 %


(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                             Quarter Ended
                                                   ----------------------------------------------------------------
                                                    Dec 31       Sept 30        Jun 30        Mar 31        Dec 31
(in thousands)                                       2002          2002          2002          2002          2001
-------------------------------------------------------------------------------------------------------------------
Commercial(1)                                      $  70,345    $   77,450     $  56,655     $  46,898     $ 43,571
Consumer:
     Direct                                            3,704         3,512         3,726         4,366        5,035
     Indirect                                          1,803         1,657         1,581         1,686        2,882
Mortgage                                              10,865        16,113        15,662        15,048       17,305
Loans 90 days or more past due and still accruing        860         1,260         1,207         3,176        4,168
Restructured loans                                       ---           ---           336           336          337
                                                   ---------    ----------     ---------     ---------     --------
     Total Nonperforming Loans                        87,577        99,992        79,167        71,510       73,298
Other Repossessed Assets Acquired                      8,094         8,025         8,621         8,600        5,947
                                                   ---------    ----------     ---------     ---------     --------
     Total Nonperforming Assets                    $  95,671    $  108,017     $  87,788     $  80,110     $ 79,245
                                                   =========    ==========     =========     =========     ========


  (1)Changes in commercial nonperforming assets for the quarter (in millions):

                                        Inflows    $    27.6    $     51.1     $    20.3     $    15.5
                                       Outflows        (34.7)        (30.3)        (10.6)        (12.2)
                                                   ---------    ----------     ---------     ---------
                                     Net change    $    (7.1)   $     20.8     $     9.7         $ 3.3
                                                   =========    ==========     =========     =========


SUMMARY OF LOAN LOSS EXPERIENCE
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                             Quarter Ended
                                                -------------------------------------------------------------------
                                                    Dec 31        Sept 30       Jun 30        Mar 31       Dec 31
(in thousands)                                       2002          2002          2002          2002         2001
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - beginning of period    $ 104,158    $   80,447     $  80,425     $  80,299     $ 81,355
Allowance of bank sold                                                                                         (240)
Provision for loan losses                             16,300        89,250         9,400         5,250        7,496
Charge-offs:
     Commercial                                       10,376        63,090         7,152         2,885        6,213
     Real estate                                       1,745           229           ---            53           (5)
     Consumer - Direct                                 1,474         2,478         1,911         1,593        1,659
     Consumer - Indirect                               2,582         2,035         1,900         2,201        2,231
                                                   ---------    ----------     ---------     ---------     --------
     Total charge-offs                                16,177        67,832        10,963         6,732       10,098
                                                   ---------    ----------     ---------     ---------     --------

Recoveries:
     Commercial                                        3,993         1,065           404           398          633
     Real estate                                         ---            11           ---           ---           11
     Consumer - Direct                                   400           463           434           395          358
     Consumer - Indirect                                 793           754           747           815          784
                                                   ---------    ----------     ---------     ---------     --------
     Total recoveries                                  5,186         2,293         1,585         1,608        1,786
                                                   ---------    ----------     ---------     ---------     --------

Net charge-offs                                       10,991        65,539         9,378         5,124        8,312
                                                   ---------    ----------     ---------     ---------     --------

Allowance for loan losses - end of period          $ 109,467    $  104,158     $  80,447     $  80,425     $ 80,299
                                                   =========    ==========     =========     =========     ========

                                                -------------------------------------------------------------------
                                                                     For the Quarter Ended 12/31/02
                                                -------------------------------------------------------------------
                                                                               Consumer -    Consumer -
                                                   Commercial    Real estate     Direct       Indirect      Total
                                                   ----------------------------------------------------------------
Charge-offs:
     Michigan                                        $ 7,718 (2)   $    32       $   872       $ 2,582     $ 11,202
     Wisconsin                                           353         1,534           432           ---        2,319
     Iowa                                                  8           179           131           ---          318
     Illinois                                          2,297 (2)       ---            39           ---        2,334
                                                     ------        -------       -------       -------     -------
     Total charge-offs                                10,376         1,745         1,474         2,582       16,177
                                                     -------       -------       -------       -------     --------

Recoveries:
     Michigan                                          2,358           ---           272           781        3,411
     Wisconsin                                           754           ---           112           ---          866
     Iowa                                                315           ---            12           ---          327
     Illinois                                            566           ---             4            12          582
                                                     -------       -------       -------       -------     --------
     Total recoveries                                  3,993           ---           400           793        5,186
                                                     -------       -------       -------       -------     --------

Net charge-offs                                      $ 6,383       $ 1,745       $ 1,074       $ 1,789     $ 10,991
                                                     =======       =======       =======       =======     ========

                                                     --------------------------------------------------------------
                                                                      For the Year Ended 12/31/02
                                                     --------------------------------------------------------------
                                                                               Consumer -    Consumer -
                                                   Commercial    Real estate     Direct       Indirect      Total
                                                    ---------------------------------------------------------------
Charge-offs:
     Michigan                                        $55,519       $   179       $ 4,322       $ 8,711     $ 68,731
     Wisconsin                                        20,659         1,647         2,422           ---       24,728
     Iowa                                              1,660           201           602           ---        2,463
     Illinois                                          5,665           ---           110             7        5,782
                                                     -------       -------       -------       -------     --------
     Total charge-offs                                83,503         2,027         7,456         8,718      101,704
                                                     -------       -------       -------       -------     --------

Recoveries:
     Michigan                                          3,672           ---         1,109         3,050        7,831
     Wisconsin                                         1,257            11           466           ---        1,734
     Iowa                                                355           ---            85           ---          440
     Illinois                                            576           ---            32            59          667
                                                     -------       -------       -------       -------     --------
     Total recoveries                                  5,860            11         1,692         3,109       10,672
                                                     -------       -------       -------       -------     --------

Net charge-offs                                      $77,643       $ 2,016       $ 5,764       $ 5,609     $ 91,032
                                                     =======       =======       =======       =======     ========

(2) Michigan includes $6.3 million and Illinois includes $2.2 million of the total $8.5 million charged off for a commercial credit participated between the two banks.